                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 3/A


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*


   Gardner, Michael
   (Last)   (First)    (Middle)



   c/o Baytree Capital Associates, LLC
   40 Wall Street, 58th FL
   (Street)


   New York, NY      10005
   (City)   (State)  (Zip)



2. Date of Event Requiring Statement (Month/Day/Year)

   1/16/01



3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) SS# ###-##-####



4. Issuer Name and Ticker or Trading Symbol

   Activeworlds.Com, Inc. (AWLD)


5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).


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
            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------

Common Stock                        418,830           D
Common Stock                        133,333           I         Owned through corporation
                                                                controlled by Reporting Person



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
         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------

Warrants to purchase Common Stock                8/22/00     8/22/05    Common Stock                                      300,000



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------

Warrants to purchase Common Stock                 $1.1875           I         Owned through Corp.
                                                                              Owned and controlled by reporting person


Explanation of Responses:



  /s/ Michael Gardner                                1/26/00
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date
      Michael Gardner, Executive Officer


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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